EXHIBIT 99

FOR IMMEDIATE RELEASE                                                       Contact: Paul Knopick

                                                                                                                                888-795-6336

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ITRONICS SALES OF GOLD'n GRO LIQUID FERTILIZER INCREASE 84 PERCENT IN 2004, FOURTH QUARTER GOLD'n GRO SALES INCREASE 22 PERCENT

RENO, Nevada, January 11, 2005 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that 2004 GOLD'n GRO liquid fertilizer sales by its subsidiary, Itronics Metallurgical, Inc., totaled approximately $1,020,000, an 84 percent increase over the prior year total. Fourth quarter GOLD'n GRO liquid fertilizer sales totaled approximately $161,000, a 22 percent increase compared to the same quarter in 2003.

"Expanded sales of existing and new products and a larger number of bulk retail outlets selling GOLD'n GRO liquid fertilizers combined to produce the increase in sales," said Dr. John W. Whitney, Itronics President. "The fourth quarter sales increase is quite significant, since it was achieved in spite of inclement late fall weather in California."

"During the fourth quarter Itronics Metallurgical participated in planning meetings with sales personnel from the bulk retail oulets in preparation for the 2005 sales season," Dr. Whitney said. "GOLD'n GRO sales are expected to expand significantly again in 2005 due to increased sales of new products introduced in 2004 and because of geographic expansion of sales of the most popular products into Idaho, Oregon, Washington, and several northeastern states."

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)